Exhibit 23.01

Consent and Report of KPMG LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Electronic Arts Inc.:

The audits referred to in our report dated April 28, 2004, include the related financial statement schedule as of March 31, 2004, and for each of the years in the three-year period ended March 31, 2004, included in Electronic Arts Inc.’s annual report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to the incorporation by reference in the registration statements on Forms S-8 (Nos. 33-66836, 33-55212, 33-53302, 33-41955, 33-82166, 33-61781, 33-61783, 333-09683, 333-09893, 333-32239, 333-32771, 333-46937, 333-60513, 333-60517, 333-84215, 333-39430, 333-39432, 333-44222, 333-60256, 333-67430, 333-82888, 333-99525 and 333-107710), and the registration statement on Form S-3 (No. 333-102797), of Electronic Arts Inc. of our reports dated April 28, 2004 relating to the consolidated balance sheets of Electronic Arts Inc. and subsidiaries as of March 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended March 31, 2004, and the related financial statement schedule, which reports appear in the March 31, 2004, annual report on Form 10-K of Electronic Arts Inc. Our report refers to a change in the method of accounting for goodwill.

San Francisco, California

June 3, 2004